Exhibit 99.1

Fat Projects Acquisition Corp Announces

Termination of Business Combination Agreement with Avanseus and Subsequent Liquidation

Singapore – November 17, 2023 — Fat Projects Acquisition Corp (NASDAQ: FATPU, FATP, FATPW) (“FATP” or the “Company”), a special purpose acquisition company, announced that it has terminated its Business Combination Agreement with Avanseus Holdings Pte. Ltd. (“Avanseus”) and that it did not extend the deadline to complete its initial business combination to November 15, 2023 therefore it will dissolve and liquidate. Four of its non-management directors and its president and chief operating officer have resigned.

Termination of Business Combination Agreement with Avanseus

On Monday, November 13, 2023, FATP notified Avanseus that FATP was terminating the Business Combination Agreement dated August 26, 2023, as amended (the “Business Combination Agreement”), by and between FATP and Avanseus and delivered a formal notice of termination the following day. FATP terminated the Business Combination Agreement because FATP determined that a material adverse effect on Avanseus’ financial condition and results of operations had occurred as a result of steady material deterioration in Avanseus’ business and revenues since the execution of the Business Combination Agreement and because Avanseus’ most recent update to FATP indicated to FATP that Avanseus was unlikely to be able to materially reverse the deterioration in the foreseeable future. The Business Combination Agreement had contemplated the acquisition by FATP of all of Avanseus’ outstanding ordinary shares in exchange for newly-issued FATP Class A ordinary shares in a transaction registered with the U.S. Securities and Exchange Commission on Form S-4 making Avanseus a wholly-owned subsidiary of FATP.

Dissolution and Liquidation of the Company

The Company’s Charter requires the Company to complete its initial business combination by November 15, 2023 unless the Company obtains up to two remaining 1-month extensions of that deadline to January 15, 2024 by depositing on or prior to the then-current deadline $24,279.65 into the Company’s trust account with Continental Stock Transfer and Trust Company (the “Trust Account”) for each 1-month extension. The Company did not make the required deposit by November 15, 2023 for the extension of the deadline to December 15, 2023; therefore, the Company’s Charter required the Company to, and the Company will:

(i)	cease all operations as of November 15, 2023 except for the purpose of winding up the Company’s business;

(ii)	as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Company’s publicly held Class A ordinary shares (the “Public Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to the Company to pay taxes, if any, (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish Public Shareholders’ rights as Shareholders (including the right to receive further liquidation distributions, if any); and

(iii)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and directors, liquidate and dissolve;

subject in the case of items (ii) and (iii) above, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The per-share redemption price for the Public Shares will be approximately $10.96 (the “Redemption Amount”). The balance of the Trust Account as of November 15, 2023 was approximately $5.4 million . In accordance with the terms of the related trust agreement, the Company expects to retain $100,000 of the interest and dividend income from the Trust Account to pay dissolution expenses.

As of the close of business on November 15, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the Redemption Amount.

The Redemption Amount will be payable to the holders of the Public Shares upon presentation of their respective share or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

Our initial shareholders, including the Company’s Sponsor, have agreed to waive their redemption rights with respect to the Company’s Class B ordinary shares. After November 15, 2023, the Company shall cease all operations except for those required to wind up its business.

The Company expects that the Nasdaq Stock Market will file a Form 25 with the U.S. Securities and Exchange Commission (the “Commission”) to delist its securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Resignations of Directors and President

The Company’s non-management directors Abel Martins Alexandre, Christina Wyer, Samir Addamine and Stanton Sugarman each gave written notice to the Company of his or her resignation from the Company’s board of directors, effective immediately. None of them stated a reason for his or her resignation. Mr. Alexandre served as the chair and Mr. Sugarman and Mr. Addamine served as members of the audit committee of the Company’s board of directors. Ms. Wyer served as the chair of the compensation committee of the Company’s board of directors.

Nils Michaelis also gave written notice to the Company of his resignation from the positions of President, Chief Operating Officer and Head of Mergers and Acquisitions of the Company, effective immediately. He did not state a reason for his resignation.

The remaining directors of the Company are Tristan Lo, the Company’s Co-Chief Executive Officer, David Andrada, the Company’s Co-Chief Executive Officer and Chief Financial Officer, and Alex Bono, a non-management director.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of, and elsewhere in, the Company’s registration statement on Form S-1 (Registration No. 333-257126), as amended, initially filed with the Commission on June 16, 2021, relating to its initial public offering, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 13, 2023, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, which was filed with the SEC on August 21, 2023., and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

investor@fatprojects.com